AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 17, 2013, by and between Measurement Specialties, Inc., a New Jersey corporation with corporate offices located in Hampton, Virginia (the “Employer”), and Frank D. Guidone (the “Executive”). The Employer and the Executive are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties.”

WHEREAS, Employer desires to continue to employ Executive and Executive desires to continue such employment, pursuant to the terms and conditions set forth herein;

WHEREAS, the Executive is party to an Amended and Restated Executive Employment Agreement dated November 6, 2007 with the Employer, as amended by an Amendment to Employment Agreement dated June 6, 2011 (the “Original Employment Agreement”);

WHEREAS, the Parties agree that offering and entering into this Agreement shall not constitute grounds for a termination of the Executive Without Cause by the Employer under 9(c) of the Original Employment Agreement or a termination for Good Reason by the Executive under Section 9(c) of the Original Employment Agreement;

WHEREAS, the Parties desire to supersede and replace the Original Employment Agreement, as amended, in its entirety; and

NOW THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Employer and the Executive hereby agree as follows:

1. Effective Date and Employment Term.

(a)           Effective Date. Subject to the provisions of Section 3(a) hereof, this Agreement shall be effective as of December 17, 2013 (the “Effective Date”).

(b)           Employment At Will. This Agreement shall be effective and the Executive’s employment under this Agreement shall commence on the Effective Date. The Executive is an at-will employee of the Employer and, subject to the requirements of Section 4, either Party may terminate the Executive’s employment at any time. Termination of the Executive’s employment shall not terminate the obligations of either Party and, in particular, the Executive’s obligations under Sections 5 and 6 of this Agreement shall survive termination of Executive’s employment by either Party. This Agreement shall continue in effect until and unless amended or terminated pursuant to Section 4 (the period commencing on the Effective Date and ending on the effective date of termination of employment, hereinafter, the “Employment Term”).

(c)           Prior Agreements. This Agreement shall supersede and replace any prior agreement relating to Executive’s employment by the Employer except to the extent specifically provided herein.

(d)           Representations and Warranties. The Executive hereby represents and warrants to Employer that he is not a party to, or obligated by, any restrictive covenant or any other obligation or agreement that would in any way prevent, restrict, hinder, or interfere with Executive’s acceptance of employment under the terms and conditions set forth herein, the performance of his obligations under this Agreement, or his ability to render services to Employer or its affiliates. The Executive understands and acknowledges that he is not expected or permitted to use or disclose confidential information belonging to any prior employer in the course of performing his duties for the Employer.

2. Position, Duties, Reporting, Operations and Other Activities.

(a)           Position and Duties. The Employer hereby continues to employ the Executive and the Executive hereby accepts continued employment with the Employer to serve as Chief Executive Officer and President. Executive shall perform the services and duties attendant to such offices, including such services and duties as set forth herein or in the Bylaws of the Employer, subject in all respects to the direction and supervision of the the Board of Directors of the Employer (the “Board”), provided that such services and duties are consistent with the normal and customary responsibilities of an officer of the Employer and that Executive retains the title of Chief Executive Officer and President. As Chief Executive Officer and President, the Executive shall report directly to the Board. The Executive shall serve the Employer faithfully and diligently and shall devote his full professional time and attention (except for paid time off, sick leave, and other excused leaves of absence) to the performance of his services under this Agreement. The Executive shall at all times act in good faith and in the interests of the Employer and its affiliates.

(b)          Other Activities. Except upon the prior approval of the Employer, during Executive’s employment under this Agreement, the Executive will not: (i) accept any other employment; (ii) accept any position as a director or officer of any business or organization other than the Employer and its affiliates (other than positions with a reasonable number of charitable organizations) or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is competitive with, or that places him or any other business or company in a competing position to, the Employer and its affiliates.

(c)          Place of Employment. The principal work location of the Executive's employment shall be the Executive’s home currently located in Dallas, Texas, with a secondary office location at the Employer’s principal executive office in Hampton, Virginia; provided that, the Executive may be required to travel on Employer business during the Employment Term.

(d)          Employer Policies. Executive shall be subject to and shall comply with all codes of conduct, personnel policies and procedures applicable to employees and/or senior executives of the Employer, including, without limitation, policies regarding sexual harassment, conflicts of interest and insider trading.

3. Compensation and Other Benefits.

(a)           Compensation. In consideration of the services to be rendered by the Executive during the Employment Term, the Employer shall pay to the Executive, and the Executive agrees to accept from the Employer, a salary at a rate of $550,000 per year (the “Salary”), payable in accordance with the Employer’s payroll practices in effect during the Employee’s employment. The Board or Compensation Committee of the Board (the “Compensation Committee”) shall review the Salary on an annual basis and consider, at its discretion, any increases therein.

(b)           Incentive Compensation. For each fiscal year during the Employment Term, the Executive shall be eligible to earn an annual target cash incentive award under the Employer’s performance incentive plan of 100% of his Salary based upon annual performance criteria and goals established by the Compensation Committee (the “Annual Bonus”). The extent to which a cash incentive award is earned by the Executive for a fiscal year shall be determined in the sole discretion of the Compensation Committee consistent with the terms and procedures set forth in the Employer’s performance incentive plan. Payments, if any, with respect to a cash incentive award shall generally be made to the Executive in cash as soon as administratively practicable following the date of the final certification or determination by the Compensation Committee or, if applicable, following satisfaction of the relevant vesting condition, but, in any event, no later than the date that is two and one-half months after the later of (i) the close of the Employer’s fiscal year in which the performance period ended or (ii) the close of the Employer’s fiscal year in which the relevant vesting condition, if any, has been satisfied.

(c)           Expenses. The Employer shall reimburse the Executive for reasonable travel and other business expenses (“Business Expenses”), which are properly documented and consistent with the Employer’s expense policies (to include business class airfare for international travel as appropriate), incurred by the Executive in the performance of his duties hereunder in accordance with the Employer’s general policies, as they may be amended from time to time during the course of this Agreement.

(d)           Other Benefits.  During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Employer or any affiliated entity in which employees of the Employer at the Executive Officer level are entitled to participate, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Employer, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans, except as otherwise provided herein. For purposes of this Agreement, the term “Executive Officer” shall mean the Employer’s Chief Executive Officer and those officers holding positions that report directly to the Employer’s Chief Executive Officer. The Employer or, as applicable, the affiliated entity that sponsors or maintains an Employee Benefit Plan reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. During his employment, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Employer for similarly situated executives of the Employer, except as otherwise provided herein. During each calendar year of employment, the Executive may take up to six (6) weeks of paid time off (“PTO”) per calendar year (prorated for partial years), at such times as are determined to be mutually convenient to the Employer and the Executive; provided, however, that Executive understands and agrees that PTO will not accrue over the course of the year, there will be no PTO to carry over from year-to-year, and there will be no accrued but unused PTO to be paid out at termination.

(e)          Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback or recoupment as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) and the Executive agrees to cooperate and take all steps reasonably necessary to effectuate such deduction, clawback or recoupment.

4. Termination of Employment.

(a)           By Death.

(1)        If the Executive dies prior to the termination of his employment, the Employer will pay to his estate in a lump sum, within thirty (30) days of his death: (i) the sum of (A) the amount of Executive’s Salary accrued through the date of termination, (B) any outstanding business expenses that were incurred by Executive prior to the date of termination but not reimbursed as of such date, and (C) any Annual Bonus earned in the prior completed fiscal year that has been accrued but not yet paid as of the date of termination of employment (together, the “Accrued Rights”); and (ii) a pro-rata portion of the target Annual Bonus for the fiscal year of termination, the amount of which will be determined by multiplying such target Annual Bonus by a fraction, the numerator of which is the number of days during the fiscal year of Executive’s termination before the date of termination, and the denominator of which is three hundred sixty-five (365). In addition, for twelve (12) months following the Executive’s death, the Employer shall pay to the Executive’s eligible dependents a monthly amount before the end each calendar month equal to the difference between the monthly cost of health and dental benefits continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the Executive’s eligible dependents (assuming that the Executive’s eligible dependents elect to continue and are eligible for such coverage), less the monthly amount that the Executive would have been required to contribute for health and dental coverage for the Executive’s eligible dependents if the Executive were still an active employee and Executive Officer of the Employer. Thereafter, the Employer’s obligations hereunder shall terminate.

(2) Upon the Executive’s death, all outstanding unvested time-based and/or performance-based equity awards held by the Executive shall become fully vested as of the date of death.

(b)           By Disability.

(1)       To the extent permissible under applicable law, in the event the Executive becomes Permanently Disabled during employment with the Employer, the Employer may terminate this Agreement by giving thirty (30) days’ notice to the Executive of its intent to terminate, and unless the Executive resumes performance of his duties within five (5) days of the date of the notice and continues performance for the remainder of the notice period, this Agreement shall terminate at the end of the thirty (30) day notice period. For the purposes of this Agreement, the Executive shall be deemed “Permanently Disabled” when the Board determines, in good faith, that the Executive has suffered a physical or mental disability that prevents the Executive from performing the essential duties of his position with reasonable accommodations as may be required by law: (i) for a period of ninety (90) consecutive calendar days; or (ii) for an aggregate of one hundred twenty (120) business days in any twelve (12) month period. In the event of any dispute under this Section, the Executive shall submit to a physical examination by a licensed physician mutually satisfactory to the Employer and the Executive, the cost of such examination to be paid by the Employer, and the determination of such physician shall be determinative.

(2)       In the event of such termination for Permanent Disability, the Employer shall pay to the Executive in a lump sum, within ten (10) business days of his termination: (i) the Accrued Rights; and (ii) a pro-rata portion of the target Annual Bonus for the fiscal year of termination, the amount of which will be determined by multiplying such target Annual Bonus by a fraction, the numerator of which is the number of days during the fiscal year of Executive’s termination before the date of termination, and the denominator of which is three hundred sixty-five (365). In addition, for twelve (12) months following the termination of the Executive’s employment for Permanent Disability, the Employer shall pay to the Executive a monthly amount before the end each calendar month equal to the difference between the monthly cost of health and dental benefits continuation coverage under COBRA for the Executive and his eligible dependents (assuming coverage eligibility and timely election to continue coverage), less the monthly amount that the Executive would be required to contribute for health and dental coverage for the Executive and his eligible dependents if the Executive were still an active employee and Executive Officer of the Employer. Thereafter the Employer’s obligations hereunder shall terminate.

(3)       Upon the termination of the Executive’s employment for Permanent Disability, all outstanding unvested time-based and/or performance-based equity awards held by the Executive shall become fully vested as of the date of termination of employment.

(4)       Following the termination of the Executive’s employment for Permanent Disability, Executive shall be entitled to receive any benefits for which he then qualifies under the Employer’s disability insurance program in which he participates.

(c)           By the Executive for Good Reason; by the Employer Other Than For Cause.

(1)       The Executive may terminate, without liability, his employment for Good Reason (as defined below) upon advance written notice of thirty (30) calendar days to the Employer; and the Employer may terminate the Executive’s employment Other Than For Cause (as defined below) upon advance written notice of thirty (30) days to the Executive. Upon a termination of Executive’s employment Other Than For Cause or for Good Reason, subject to satisfaction of the conditions set forth in Section 4(c)(2), Executive shall be entitled to receive from the Employer the following sums, each payable within the time frame set forth herein: (i) the Accrued Rights payable in a lump sum within twenty (20) business days after the date of termination; (ii) an amount equal to 150% of Executive’s Annual Salary as in effect at the date of termination, to be paid in a lump sum within twenty (20) business days following the effective time of the Release required by Section 4(c)(2) (the “Severance Payment”); (iii) a pro-rata portion of the Annual Bonus earned for the fiscal year of termination, the amount of which will be the amount determined by the Compensation Committee based on actual performance of the Employer and the Executive for the fiscal year, multiplied by a fraction, the numerator of which is the number of days during the fiscal year of Executive’s termination before the date of termination, and the denominator of which is three hundred sixty-five (365), to be paid in a lump sum as soon as practicable after determination of the Annual Bonus consistent with the Employer’s normal bonus determination practices but not later than the 15th day of the third month following the end of the Employer’s fiscal year to which the bonus relates (the “Termination Year Bonus”); (iv) full vesting of all outstanding unvested equity awards held by the Executive as of his date of termination with respect to which the vesting is conditioned solely upon continued service for a specified period (including, without limitation, any outstanding performance-based equity awards with respect to which all performance conditions have been satisfied in full as of the employment termination date but vesting therein remains conditioned thereafter upon continued service for a specified period) (the “Equity Acceleration”); and (v) for twelve (12) months following the effective date of the Release, the Employer shall pay to the Executive a monthly amount before the end each calendar month equal to the difference between the monthly cost of health and dental benefits continuation coverage under COBRA for the Executive and his eligible dependents (assuming coverage eligibility and timely election of COBRA coverage), less the monthly amount that the Executive would be required to contribute for health and dental coverage for the Executive and his eligible dependents if the Executive were still an active employee and Executive Officer of the Employer (the “COBRA Continuation Payments”). Thereafter, except as specifically excluded from the Release (as hereinafter defined), the Employer’s obligations hereunder shall terminate.

(2)       The Severance Payment, the Termination Year Bonus, the Equity Acceleration, and the COBRA Continuation Payments provided for in Section 4(c)(1) and 4(c)(3) are each contingent on (i) the receipt by the Employer of a general release of claims executed by the Executive in substantially the form attached as Exhibit A subject to such revisions as the Employer in its discretion may consider appropriate to protect its interests under then-current law (the “Release”)(which Release is to be executed and delivered by the Executive following Executive’s termination), and (ii) the lapse of the seven day revocation period set forth in the Release without receipt by the Employer of a notice of revocation. The Executive acknowledges that to the extent the Employer does not receive the Release executed by Executive on or within the time specified in the Release or if the Release is revoked by the Executive, the Executive shall not be entitled to the Severance Payment, the Termination Year Bonus, the Equity Acceleration, or the COBRA Continuation Payments. The Executive acknowledges and agrees that, to the extent he delivers the Release and accepts the payments and benefits provided for in Section 4(c)(1) or 4(c)(3), the payments and benefits provided for in Section 4(c)(1) or 4(c)(3), as applicable, are the sole and exclusive remedies of the Executive against the Employer and its affiliates if the employment of the Executive is terminated pursuant to this Section 4(c); provided, however, that the Executive shall retain all of the claims excluded in the Release. To the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the period during which the Executive has discretion to execute or revoke the Release straddles two taxable years of the Executive, then the Employer shall make the payments and benefits specified in Section 4(c)(1) or 4(c)(3), as applicable, other than the payment of the Accrued Rights, starting in the second of such taxable years, regardless of in which taxable year the Executive actually delivers the executed Release to the Employer.

(3)           In the event that the Executive’s employment is terminated by the Employer Other Than For Cause or by the Executive for Good Reason, in either case coincidental with or within twenty-four (24) months after a Change in Control (as defined below), then subject to satisfaction of the conditions set forth in Section 4(c)(2) and in lieu of the payments and benefits set forth in Section 4(c)(1), the Executive shall be entitled to receive from the Employer the following sums, each payable within the time frame set forth herein: (i) the Accrued Rights payable in a lump sum within twenty (20) business days after the date of termination; (ii) a Severance Payment in an amount equal to 200% of the sum of (A) the Executive’s Annual Salary as in effect at the date of termination plus (B) the target Annual Bonus for the fiscal year in which the employment termination occurs, to be paid in a lump sum within twenty (20) business days following the effective time of the Release required by Section 4(c)(2); (iii) a Termination Year Bonus the amount of which shall be a pro-rata portion of the target Annual Bonus for the fiscal year of termination, determined by multiplying the Executive’s target Annual Bonus for such fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of Executive’s termination before the date of termination, and the denominator of which is three hundred sixty-five (365), to be paid in a lump sum within twenty (20) business days following the effective time of the Release; (iv) Equity Acceleration that results in full vesting of all outstanding unvested equity awards held by the Executive as of his date of termination (including, without limitation, any outstanding performance-based equity awards with respect to which the relevant performance period has not concluded prior to the date of termination of employment); and (v) COBRA Continuation Payments for eighteen (18) months following the effective date of the Release (assuming coverage eligibility and timely election of COBRA coverage). Thereafter, except as specifically excluded from the Release (as hereinafter defined), the Employer’s obligations hereunder shall terminate.

(4)           For purposes of this Agreement, “Change in Control” means (i) any liquidation, dissolution or winding-up of the Employer, whether voluntary or involuntary; (ii) any merger, consolidation, conversion transaction or reorganization of the Employer with or into any other entity or entities that results in the conversion or exchange of outstanding Common Stock (or any securities into which such Common Stock may be converted or exchanged) of the Employer for securities issued or other consideration paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger of the Employer with or into another entity that does not result in the holders of Common Stock immediately prior to the consummation of such transaction ceasing to own a majority of the voting securities of the entity surviving or resulting from the merger); or (iii) any sale, transfer or disposition of all or substantially all of the property or assets of the Employer. For purposes of the immediately preceding sentence, sale, transfer or disposition of substantially all of the property or assets of the Employer shall mean the sale of property or assets, in a single transaction or a series of related transactions, having a value in excess of 50% of the value of assets reflected on the balance sheet of the Employer immediately prior to the first such sale.

(5)           For the purposes of this Agreement, “Good Reason” shall exist for a period of thirty (30) calendar days after the Executive has given the Employer notice of the occurrence of any of the following events and an opportunity to cure such default within ten (10) calendar days of receipt of such notice: (i) the Employer is in default of any material obligations under this Agreement; (ii) there is any material diminution in the title, job responsibilities, authority, powers or duties of the Executive, provided, however, that a change in the Executive’s reporting structure shall not constitute a diminution of the Executive’s title, job responsibilities, authority, powers or duties; (iii) without the Executive’s consent, the Executive’s principal place of employment is relocated beyond forty (40) miles from Dallas, Texas; or (iv) there is any reduction of Executive’s target Annual Bonus percentage. If the Executive elects not to terminate his employment within thirty (30) calendar days after the occurrence of any event specified above, the Executive shall be deemed to have consented to the occurrence of such event and any subsequent termination by the Executive of his employment which he claims to be the result thereof shall nonetheless be deemed a termination by the Executive other than for Good Reason.

(6)           For purposes of this Agreement, “Other Than For Cause” shall mean any termination by the Employer of the Executive’s employment other than pursuant to Section 4(a), 4(b), or 4(e).

(d)               By the Executive other than for Good Reason. If the Executive terminates his employment for any reason other than for Good Reason then all the Employer’s obligations hereunder shall immediately terminate, except that the Employer shall pay to the Executive in a lump sum, within ten (10) business days after the date of termination, the Accrued Rights.

(e)               By the Employer for Cause.

(1)           If the Employer terminates the Executive’s employment for Cause, then all of the Employer’s obligations hereunder shall immediately terminate, except that the Employer shall pay to the Executive, within ten (10) business days after the date of termination, the Accrued Rights.

(2)          For purposes of this Agreement, “Cause ” shall mean: (i) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement or any material written policy of the Employer or any of its affiliates, assuming such obligations are lawful, which is not remedied within thirty (30) calendar days following written notice to the Executive from the Board of the event and action required to remedy the same; (ii) the failure or refusal by the Executive to follow any lawful reasonable direction of the Board that is material and is consistent with the Executive’s obligations under this Agreement which is not remedied within thirty (30) calendar days following written notice to the Executive from the Board of the event and action required to remedy the same; (iii) the Executive’s willful neglect or refusal to discharge his duties pursuant to this Agreement, assuming such duties are lawful, which continues for a period of thirty (30) days following written notice thereof to the Executive from the Board; or (iv) the conviction of the Executive (including a nolo contendere or guilty plea) of a felony or a crime involving fraud, moral turpitude, misappropriation, or dishonesty. No act or failure on Executive’s part shall be considered “willful” unless it is done, or omitted to be done by Executive, in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to a specific resolution duly adopted by the Board or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Employer.

(3)           Notwithstanding the foregoing, the Employer may not terminate Executive’s employment for Cause until: (A) Executive has been afforded the opportunity to appear before the Board, with or without legal representation, to address the Board-stated reason for termination, (B) the affirmative vote of the majority of the Board members (excluding the Executive if he is a member of the Board, and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate Executive’s employment for Cause) agreeing that the actions or inactions of the Executive, as specified in the notice of termination occurred, that such actions or inactions constitute Cause, and that the employment of Executive should, accordingly, be terminated for Cause, and (C) the Board provides Executive with a written determination setting forth the specific details that form the basis of such termination.

(f)          Resignation Of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer of the Employer or any of its affiliates.

(g)          Cooperation In Future Matters. The Employer and Executive agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Employer, the Executive shall cooperate with the Employer in connection with matters arising out of the Executive's service to the Employer, including, without limitation, providing information of limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Employer, or otherwise making himself reasonably available to the Employer for other related purposes; provided that the Employer shall make reasonable efforts to minimize disruption of the Executive's other activities. The Employer shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Employer shall compensate the Executive at an hourly rate based on the Executive's Base Salary as in effect as of his termination date.

5. Proprietary Information.

(a)           Defined. For purposes of this Agreement, “Proprietary Information” shall mean all proprietary, secret or confidential information pertaining to the business and affairs of the Employer and its respective affiliates (whether or not such information is in written form). Without limiting the generality of the foregoing, Proprietary Information shall include: (i) client lists, lists of potential clients and details of agreements with clients; (ii) acquisition, expansion, marketing, financial and other business information, projections and plans; (iii) research and development; (iv) computer programs and computer software; (v) sources of supplies and supplier lists; (vi) identity of specialized consultants and contractors and Proprietary Information that is developed or learned by the Executive in the course of his relations with the Employer and its affiliates; (vii) purchasing, operating and other cost data; (viii) special client needs, cost and pricing data; (ix) employee information; (x) all Proprietary Rights; and (xi) all data, concepts, ideas, findings, discoveries, developments, programs, designs, inventions, improvements, methods, practices and techniques, whether or not patentable, relating to present and planned future activities and the products and services of the Employer and their respective affiliates. For purposes of this Agreement, “Proprietary Rights” shall mean the following: (A) any and all patents and patent applications (including all provisional, divisions, continuations, continuations in part, and reissues), patentable inventions, and business methods; (B) all registered and unregistered fictional business names, trade names, trademarks, service marks, and registered domain names and all applications with respect to any of the foregoing; (C) registered and unregistered copyrights in both published works and unpublished works and copyrightable subject matter, including software; and (D) all know-how, trade secrets, customer lists, confidential information, technical information, data, process technology, plans, drawings, and blueprints. Proprietary Information also includes information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified as Proprietary Information, as well as information that is the subject of meetings and discussions and not so recorded. Proprietary Information shall not, however, include any information (X) that is or becomes generally available to the public other than as a result of disclosure by the Executive, (Y) that was or becomes available to the Executive on a non-confidential basis from a third party, which source is not bound by a confidentiality agreement or other duty of confidentiality with respect to such Proprietary Information, or (Z) where the disclosure was specifically authorized in writing by the Employer. In the event that the Executive becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or other legal process or requirement) to disclose any Proprietary Information, the Executive shall be entitled to disclose any Proprietary Information he is legally compelled to disclose and will provide the Employer with prompt written notice of such request or requirement so that the Employer, at the Employer’s expense, may seek a protective order or other appropriate remedy or relief and/or waive compliance with the provisions of this Agreement prior to such disclosure and consult with the Executive to a reasonable extent on the advisability of taking steps to resist or narrow the scope of such request or requirement.

(b)           General Restrictions on Use. The Executive agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Employer and its affiliates, as the case may be, or, with regard to Proprietary Information that is the property of a customer or client of the Employer, for the sole benefit of such entity, and to not, directly or indirectly, disclose, use, copy, publish, summarize, or remove from the premises of the Employer or its affiliates, without the prior written consent of the Employer, any Proprietary Information except during employment to the extent necessary to carry out the Executive’s responsibilities under this Agreement.

6. Intellectual Property.

(a)           Disclosure of Inventions. Executive will promptly disclose in confidence to the Employer all inventions, improvements, processes, products, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, Internet products and services, e-commerce products and services, e-entertainment products and services, databases, mask works, trade secrets, product improvements, product ideas, new products, discoveries, methods, software, uniform resource locators or proposed uniform resource locators (“URLs”), domain names or proposed domain names, any trade names, trademarks or slogans, which may or may not be subject to or able to be patented, copyrighted, registered, or otherwise protected by law (the “Inventions”) that Executive makes, conceives or first reduces to practice or create, either alone or jointly with others, during the period of his employment, whether or not in the course of his employment, and whether or not such Inventions are patentable, copyrightable or able to be protected as trade secrets, or otherwise able to be registered or protected by law.

(b)           Work for Hire; Assignment of Inventions. Executive acknowledges and agrees that any copyrightable works prepared by him within the scope of his employment are “works for hire” under the Copyright Act and that the Employer will be considered the author and owner of such copyrightable works. Executive agrees that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Employer, (ii) result from work performed by him for the Employer, or (iii) relate to the Employer’s business or current or anticipated research and development, will be the sole and exclusive property of the Employer and are hereby irrevocably assigned by Executive to the Employer from the moment of their creation and fixation in tangible media.

(c)           Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Employer, Executive hereby irrevocably transfers and assigns to the Employer: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (ii) any and all “Moral Rights” (as defined below) that Executive may have in or with respect to any Invention. Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any Invention, even after termination of his work on behalf of the Employer. “Moral Rights” means any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(d)           Assistance. Executive agrees to assist the Employer in every proper way to obtain for the Employer and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Employer’s Inventions in any and all countries. Executive will execute any documents that the Employer may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. His obligations under this section will continue beyond the termination of his employment with the Employer, provided that the Employer will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Employer’s request on such assistance. Executive appoints the Secretary of the Employer as his attorney-in-fact to execute documents on his behalf for this purpose.

7. Restrictive Covenants.

(a)           Non-Competition. During Executive’s employment with Employer and for a period of (2) years following the termination thereof for any reason (the “Restricted Period”), the Executive will not either on his own behalf or on behalf of any third party, except on behalf of the Employer or with the Employer’s written consent, directly or indirectly, enter into or engage in the ownership, management, operation, or control of, or act as a consultant, advisor, employee, consultant, contractor, or agent for any person, business, or enterprise engaged directly or indirectly in the business of designing and manufacturing sensors and sensor-based products competitive with the Employer at the time of Executive’s termination (the “Restricted Business”). The Executive is only restricted from working for a person, company, or entity engaged in the Restricted Business where the Executive has or will perform the same or similar type of work or service or offer the same or similar products or services that the Executive performed or offered for the Employer during the last year of Employee’s employment with the Employer. This non-competition restriction shall not apply to Executive’s ownership of less than five percent (5%) of the issued and outstanding capital of stock of any corporation that is publicly traded and for which capital stock selling and asking prices are published from time to time in The Wall Street Journal.

(b)           Non-Solicitation of Customers. During the Restricted Period, the Executive will not on his own behalf or on behalf of any third party, except on behalf of the Employer or with the Employer’s written consent, directly or indirectly, attempt in any manner to: (A) contact, call on, solicit business from, or provide services to any Customer where those services compete with the services provided or offered by the Employer; or (B) persuade any Customer to cease to do business, or to reduce the amount of business which any such Customer has customarily done or actively contemplates doing, with the Employer or any of its subsidiaries. The term “Customer” shall mean any person, company, or entity with whom the Executive had Material Contact and to whom the Employer or any of its subsidiaries either (i) sold or provided any products or services to during the last year of the Executive’s employment or (ii) engaged in active business negotiations for any purpose related to the Restricted Business during the last six (6) months of the Executive’s employment. Employee will be deemed to have had “Material Contact” with a Customer if, during the last year of Employee’s employment with the Employer, Employee (i) directly interacted with such Customer; (ii) supervised an employee who interacted with such Customer; and/or (iii) obtained or received non-public information related specifically to the Employer’s business or prospective business with such Customer. This restriction is not intended to prohibit the Employee from offering similar services or products to persons, companies, or entities that are not Customers.

(c)           Non-Solicitation of Employees. During the Restricted Period, Executive will not on his own behalf or on behalf of any third party, except on behalf of the Employer or with Employer’s written consent, directly or indirectly, attempt in any manner to recruit, solicit for employment, or hire or assist in the recruitment, solicitation, or hiring of any employee, consultant, or agent who worked for, provided services to, or is affiliated with the Employer or any of its subsidiaries and during the last year of the Executive’s employment either (i) reported, directly or indirectly, to the Executive, (ii) worked with the Executive on any project, product, or proposal, or (iii) worked for or with the same Customer(s) as the Executive. This restriction includes, but is not limited to (a) providing to any such prospective employer the identities of any of the Employer’s employees or (b) assisting any of the Employer’s employees in obtaining employment with the Executive’s new employer through dissemination of resumes or otherwise.

(d)           Acknowledgements. The Executive agrees and acknowledges that, in connection with his employment with the Employer, he will be provided with access to and become familiar with confidential and proprietary information and trade secrets belonging to the Employer. Executive further acknowledges and agrees that, given the nature of this information and trade secrets, it is likely that such information and trade secrets would be used or revealed, either directly or indirectly, in any subsequent employment with a competitor of the Employer in any position comparable to the position he will hold with the Employer under this Agreement. The Executive agrees that the relevant public policy aspects of post-employment restrictive covenants have been discussed, and that every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Employer’s legitimate interests. Executive acknowledges that, based upon his education, experience, and training, these restrictive covenants will not prevent him from earning a livelihood and supporting himself and his family during the relevant time period. Executive further acknowledges that, because the Employer is a global enterprise that markets its products around the world, a geographic limitation on the restrictive covenants set forth above would not adequately protect the Employer’s legitimate business interests.

(e)           Enforcement. It is expressly agreed by the Executive that the nature and scope of each of the restrictive covenants set forth above in this Section 7 are reasonable and necessary. If, for any reason, any aspect of the above restrictive covenants as it applies to the Executive is determined by a court of competent jurisdiction to be unreasonable or unenforceable, the provisions shall, if permitted under applicable law, be interpreted to make the provisions reasonable and/or enforceable, as the case may be.

(f)           Injunctive Relief. The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Employer and/or its affiliates and are considered by the Executive to be reasonable for such purposes. The Executive agrees that any material breach of Section 7 will cause the Employer and/or its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Employer shall have the right to seek specific performance and injunctive relief without posting bond.

(g)           Survival. This Section 7 shall survive the expiration or termination of this Agreement for any reason.

8. Assignment.

(a)           No Assignment by the Executive. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, or legal representatives without the Employer’s prior written consent; provided, however, that nothing in this Section 8(a) shall preclude the Executive from designating a beneficiary to receive, upon his death, any benefit payable hereunder, or the executors, administrators, or other legal representatives of the Executive’s estate from assigning any rights hereunder to the person or persons entitled thereto.

(b)           Assignment to Receive Payments. Except as otherwise required by law, without the Employer’s prior written consent, no right of the Executive to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to exclusion, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(c)          Assignment by the Employer. The Employer may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer and permitted successors and assigns.

9. “Key Man” Life and Disability Insurance. The Employer may, in its discretion, apply for and procure, in its own name and for its own benefit, life insurance and disability insurance with regard to the Executive, in any amount or amounts that the Employer may deem advisable. In connection therewith, the Executive shall submit to any reasonable medical or other examination, and execute and deliver any application or other instrument, as reasonably requested by the Employer. Nothing herein shall obligate the Employer to establish, maintain or continue any such insurance arrangement.

10. Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

If to the Employer:

Measurement Specialties, Inc.

1000 Lucas Way

Hampton, VA 23666

Attention: Chairman of the Board

If to the Executive:

The Executive’s most recent home address on file in the Company’s employment records.

11. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Employer and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

12. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Employer other than the Executive. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein, or by law or in equity.

13. Governing Law.  The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Virginia, without giving effect to conflict of laws principles.

14. Consent to Jurisdiction. Without in any manner limiting the provisions of this Agreement, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought exclusively in the courts of the Commonwealth of Virginia, or, if it has or can acquire jurisdiction, in a United States District Court located in the Commonwealth of Virginia, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each of the parties hereto further agrees that final judgment against it in any such action or proceeding shall be conclusive and may be enforced by any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence thereof.

15. Remedies. Except as otherwise provided in this Agreement and in the Release attached as Exhibit A hereto (which is substantially the form of Release to be executed and delivered by Executive following Executive’s termination), (i) none of the remedies provided in this Agreement are the exclusive remedy of a party for breach of this Agreement and (ii) the parties hereto shall have the right to seek any other remedy in law or equity, including without limitation an action for damages for breach of contract.

16. Golden Parachute Excise Tax.

(a)          Parachute Payments. If any payment or benefit the Executive would receive pursuant to this Agreement or pursuant to any other agreement with the Employer following a change in the ownership or effective control of the Employer or change in the ownership of a substantial portion of the assets of the Employer (which change, as further defined in Section 280G of the Code and regulations promulgated thereunder (“Section 280G”), is referred to herein as a “Change in Control”) from the Employer or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G, and (ii) but for this section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on a net after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (1) cash payments, in the following order: (a) first, Severance Payments under this Agreement, (b) second, severance payments under any other agreement with the Employer and (c) third, any other cash payments under any of the foregoing agreements; (2) cancellation of the acceleration of vesting of stock options, restricted stock, restricted stock units or any other awards that vest based on attainment of performance measures; (3) cancellation of the acceleration of vesting of stock options, restricted stock and restricted stock units or any other awards that vest only based on Executive's continued service to the Employer, taking the last ones scheduled to vest (absent the acceleration) first, and (4) other non-cash forms of benefits.

(b)          Calculations. The foregoing calculations will be performed at the expense of the Employer by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Employer. The Employer will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Employer and the Executive within thirty (30) calendar days after the Change in Control, the date of termination, if applicable, and any such other time or times as may be reasonably requested by the Employer or the Executive. If the Accounting Firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Employer and the Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding and conclusive upon the Employer and the Executive.

17.          Section 409A.

(a)          This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409(a)(1)(B) of the Code. If the Employer determines in good faith that any provision of this Agreement would cause the Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, the Employer and the Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code. The preceding provisions, however, shall not be construed as a guarantee by the Employer of any particular tax effect to the Executive under this Agreement.

(b)          For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(c)          With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)          “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the Executive's “separation from service” as defined in Section 409A of the Code.

(e)          If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Employer), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within fifteen (15) days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Executive’s estate following his death.

(f)          Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of “deferred compensation” (as defined under Treas. Reg. § 1.409A-1(b)(1), after giving effect to the exemptions in Treas. Reg. §§ 1.409A-1(b)(3) through (b)(12)) that were otherwise payable pursuant to the terms of any agreement between the Employer and the Executive in effect on or after January 1, 2005 and prior to the date of this Agreement.

18. Additional Executive Acknowledgment. The Executive acknowledges: (i) that he has been advised by Employer to consult with independent counsel of his own choice concerning this Agreement and has been provided the opportunity to do so; and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

19. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Employer and its respective successors and assigns, but the rights and obligations of the Executive are personal and may not be assigned or delegated without the Employer’s prior written consent.

20. Severability; Invalid Provisions.

(a)          Should a court of competent jurisdiction hold one or more of the provisions of this Agreement to be invalid, illegal, or unenforceable in any respect, that court shall sever the provision from this Agreement and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been set forth herein.

(b)          Should a court of competent jurisdiction strike any provision of this Agreement as invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions hereof or the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties.

21. Withholding. The Employer shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Employer to satisfy any withholding tax obligation it may have under any applicable law or regulation.

22. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

23. Counterparts; Facsimile. This Agreement may be executed by facsimile or electronically and in two or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first written above.

MEASUREMENT SPECIALTIES, INC.

By:
Name:	Mark Thomson
Title:	Chief Financial Officer

ACKNOWLEDGMENT OF FULL UNDERSTANDING. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT

EXECUTIVE

Frank D. Guidone

EXHIBIT A

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (the “Separation Agreement”) is made between Measurement Specialties, Inc. (the “Company”) and [NAME] (the “Executive”) (each a “Party” and together the “Parties”).

WHEREAS, the Executive was most recently employed by the Company as its [POSITION] pursuant to the terms of an Executive Employment Agreement dated [DATE] (the “Employment Agreement”), a copy of which is attached;

WHEREAS, [the Company has terminated the Executive’s employment Other Than For Cause OR the Executive has terminated his employment for Good Reason] pursuant to Section 4(c) of the Employment Agreement (all capitalized terms not defined in this Separation Agreement shall have the meaning ascribed to them in the Employment Agreement), thereby entitling the Executive to certain financial benefits under the Employment Agreement provided that the Executive enters into and does not revoke a comprehensive general release of claims against the Company;

[WHEREAS, there was a Change in Control on [DATE];]

WHEREAS, this Separation Agreement constitutes the Parties’ entire understanding regarding the termination of the Executive’s employment with the Company and supersedes any other agreement between the Parties, except as otherwise provided herein;

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Termination of Employment. The Parties agree and acknowledge that [the Company has terminated the Executive’s employment Other Than For Cause OR the Executive has terminated his employment for Good Reason] under Section 4(c) of the Employment Agreement, effective on [DATE] (the “Termination Date”). As of the Termination Date, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer of the Company or any of its affiliates, the Executive is not to hold himself out as an employee, agent, or authorized representative of the Company, and the Executive is not to negotiate or enter into any agreements on behalf of the Company or otherwise attempt to bind the Company.

2.	Payment on Termination. The Company shall provide the Executive with the following sums, payable in a lump sum within twenty (20) business days after the date of termination: (A) the amount of Executive’s Salary accrued through the date of termination, (B) any outstanding business expenses that were incurred by Executive prior to the date of termination but not reimbursed as of such date, and (C) any Annual Bonus earned in the prior completed fiscal year that has been accrued but not yet paid as of the date of termination of employment (together, the “Accrued Rights”). The Accrued Rights will be paid to the Executive minus applicable withholdings and taxes. The Executive acknowledges that the Accrued Rights are all of the amounts owed to him by the Company through the Termination Date.

EXHIBIT A

3.	Consideration. In accordance with the terms of Section 4(c) of the Employment Agreement and subject to Section 16 (Golden Parachute Excise Tax) and Section 17 (Section 409A) of the Employment Agreement, as consideration for entering into this Separation Agreement, the Company shall provide the Executive with the following sums, each payable within the time frame set forth herein:

(a)          [In Non-Change in Control Scenario:]

a.	An amount equal to [100][150]% of Executive’s Annual Salary as in effect on the Termination Date, to be paid in [a lump sum within twenty (20) business days OR equal installments in accordance with the Employer’s payroll practices then in effect over the course of twelve (12) months] following the Effective Date of this Separation Agreement (the “Severance Payment”). The Severance Payment will be paid to the Executive minus applicable withholdings and taxes. Contingent upon Executive’s compliance with the terms of this Separation Agreement, payments of the Severance Payment may continue even if the Executive becomes employed elsewhere.

b.	A pro-rata portion of the Annual Bonus earned for the fiscal year of termination, the amount of which will be the amount determined by the Compensation Committee based on actual performance of the Employer and the Executive for the fiscal year, multiplied by a fraction, the numerator of which is the number of days during the fiscal year of Executive’s termination before the Termination Date, and the denominator of which is three hundred sixty-five (365), to be paid in a lump sum as soon as practicable after determination of the Annual Bonus consistent with the Employer’s normal bonus determination practices but not later than the 15th day of the third month following the end of the Employer’s fiscal year to which the bonus relates (the “Termination Year Bonus”). The Termination Year Bonus will be paid to the Executive minus applicable withholdings and taxes.

c.	Full vesting of all outstanding unvested equity awards held by the Executive as of the Termination Date with respect to which the vesting is conditioned solely upon continued service for a specified period (including, without limitation, any outstanding performance-based equity awards with respect to which all performance conditions have been satisfied in full as of the Termination Date but vesting therein remains conditioned thereafter upon continued service for a specified period) (the “Equity Acceleration”).

EXHIBIT A

d.	For twelve (12) months following the Effective Date of the Release, the Employer shall pay to the Executive a monthly amount before the end each calendar month equal to the difference between the monthly cost of health and dental benefits continuation coverage under COBRA for the Executive and his eligible dependents (assuming coverage eligibility and timely election of COBRA coverage), less the monthly amount that the Executive would be required to contribute for health and dental coverage for the Executive and his eligible dependents if the Executive were still an active employee and Executive Officer of the Employer (the “COBRA Continuation Payments”). The Executive will receive a separate notice explaining his right to continuation and conversion of his health benefits under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) and/or any applicable state law. Should the Executive wish to continue his group health benefits coverage following the expiration of the COBRA Continuation Payments, the Executive will be responsible for paying the premium in full each month.

(b)          [In Change in Control Scenario:]

a.	An amount equal to [150][200]% of the sum of (A) the Executive’s Annual Salary as in effect on the Termination Date plus (B) the target Annual Bonus for the fiscal year in which the employment termination occurs, to be paid in [a lump sum within twenty (20) business days OR equal installments in accordance with the Employer’s payroll practices then in effect over the course of eighteen (18) months] following the Effective Date of this Separation Agreement (the “Severance Payment”). The Severance Payment will be paid to the Executive minus applicable withholdings and taxes. Contingent upon Executive’s compliance with the terms of this Separation Agreement, payments of the Severance Payment may continue even if the Executive becomes employed elsewhere.

b.	A pro-rata portion of the target Annual Bonus for the fiscal year of termination, determined by multiplying the Executive’s target Annual Bonus for such fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of Executive’s termination before the Termination Date, and the denominator of which is three hundred sixty-five (365), to be paid in a lump sum within twenty (20) business days following the Effective Date of this Separation Agreement (the “Termination Year Bonus”). The Termination Year Bonus will be paid to the Executive minus applicable withholdings and taxes.

c.	Full vesting of all outstanding unvested equity awards held by the Executive as of the Termination Date (including, without limitation, any outstanding performance-based equity awards with respect to which the relevant performance period has not concluded prior to the Termination Date) (the “Equity Acceleration”).

d.	For eighteen (18) months following the Effective Date of the Release, the Employer shall pay to the Executive a monthly amount before the end each calendar month equal to the difference between the monthly cost of health and dental benefits continuation coverage under COBRA for the Executive and his eligible dependents (assuming coverage eligibility and timely election of COBRA coverage), less the monthly amount that the Executive would be required to contribute for health and dental coverage for the Executive and his eligible dependents if the Executive were still an active employee and Executive Officer of the Employer (the “COBRA Continuation Payments”). The Executive will receive a separate notice explaining his right to continuation and conversion of his health benefits under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) and/or any applicable state law. Should the Executive wish to continue his group health benefits coverage following the expiration of the COBRA Continuation Payments, the Executive will be responsible for paying the premium in full each month.

EXHIBIT A

4.	Cooperation. Pursuant to Section 4(g) of the Employment Agreement, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company, including, without limitation, providing information of limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes; provided that the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary as in effect as of his termination date.

5.	No Other Compensation. By the Executive’s signature below, he acknowledges and agrees that the terms set forth above include compensation and benefits to which he is not otherwise entitled. Furthermore, the Executive acknowledges that except as expressly set forth above, after today, he will be entitled to no other or further compensation, remuneration, or benefits from the Company.

6.	Non-Disparagement. The Executive understands and agrees that his entitlement to the compensation and benefits described in this Separation Agreement is conditioned upon his continued support of the Company. The Executive agrees to refrain from taking any action, and/or making any statement (oral or written) that disparages or criticizes the Company, its affiliates, parent companies, subsidiaries, and related entities, or its officers, directors, or employees, or that harms the Company’s or any of their respective reputations, or that disrupts or impairs the Company’s normal, ongoing business operations. This provision applies to all of the Executive’s interactions with third parties, including without limitation any conversations or correspondence that he might have with organizations, governmental entities, and/or persons with whom the Company engages in business, as well as with employees of the Company. The Executive understands that this provision does not apply on occasions when he is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully.

7.	Return of Property. The Executive agrees to return to the Company any and all Company property in his possession, including, but not limited to, any computer or other electronic devices; software programs; other Company equipment, tools, records, or technical materials; information related to Company customers, clients and business contacts; marketing information; pricing information; cellular phones; personnel materials or files, handbooks, manuals, or policies; memoranda, notes, and drafts thereof; and any other documents or property (and any summaries or copies thereof), developed by him and/or obtained by him or on his behalf, directly or indirectly, pursuant to his employment with the Company.

EXHIBIT A

8.	Continuing Obligations. The Executive acknowledges and reaffirms his ongoing obligations to comply with the Proprietary Information (Section 5), Intellectual Property (Section 6), and Restrictive Covenants (Section 7) provisions in the Employment Agreement, which remain in full force and effect.

9.	Injunctive Relief. The Executive acknowledges that a breach or threatened breach of Sections 6-7 of this Separation Agreement and Sections 5-7 of the Employment Agreement by him would result in material and irreparable injury to the Company, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, the Company shall be entitled to injunctive relief in the event of the Executive’s breach or threatened breach of any of the terms contained in Sections 6-7 of this Separation Agreement or Sections 5-7 of the Employment Agreement. The undertakings in Sections 6-7 of this Separation Agreement regarding non-disparagement and return of property and those in Sections 5-7 of the Employment Agreement regarding proprietary information, intellectual property, and restrictive covenants shall survive the termination of other arrangements in this Separation Agreement.

10.	Non-Admission. This Agreement shall not in any way be construed as an indication of admission by the Company or the Executive that either has acted improperly with respect to the other or any other person. The Company specifically denies any liability to or wrongful acts against the Executive or any other person, on the part of itself, its employees, or its agents, and the Executive likewise specifically denies any such liability or wrongdoing.

11.	General Release. In keeping with the Parties’ intent to allow for an amicable separation, and as consideration for the severance pay and benefits being provided to the Executive, the Executive agrees to release and waive the Company, its legal representatives, assigns, predecessors, successors, affiliates, parent companies, subsidiaries and related entities, and their past and present officers, directors, stockholders, fiduciaries, insurers, agents and employees (each in their individual and corporate capacities) (collectively, the “Released Parties”) of and from any and all claims, whether known or unknown, arising out of or relating to the Executive’s employment, including the termination of his employment. This release and waiver includes all rights and obligations under any federal, state or local laws, all common law claims, and all claims to any non-vested interest in the Company. This release will not affect the ability of other Party to enforce rights or entitlements specifically provided for under this Agreement, it does not waive any rights or claims that may arise after the date this Agreement is signed by the Executive, and nothing in this release shall be construed to prohibit the Executive from filing or participating in an administrative charge of discrimination with a federal or state agency or from waiving any claims that cannot be waived as a matter of law.

EXHIBIT A

12.	Covenant Not to Sue. The Executive understands and agrees that to the fullest extent permitted by law, he is precluded from filing or pursuing any legal claim of any kind against any of the Released Parties at any time in the future, in any federal, state, or municipal court, administrative agency, or other tribunal, arising out of any of the claims that the Executive has waived by virtue of executing this Separation Agreement. The Executive agrees not to file or pursue any such legal claims, and, if he does pursue such legal claims or file an administrative charge that may not be released as a matter of law, he waives any right to recover any monetary payments or other individual benefits in any such proceeding. By the Executive’s signature below he represents that he has have not filed any such legal claims against any of the Released Parties in any federal, state, or municipal court, administrative agency, or other tribunal.

13.	Release Representations. By the Executive’s signature below, he represents that: (a) he is not aware of any unpaid wages, severance, vacation, benefits, commissions, bonuses, expense reimbursements, or other amounts owed to him by the Company, other than the Accrued Rights, Severance Payment, Termination Year Bonus, Equity Acceleration, and COBRA Continuation Payments specifically promised in this Separation Agreement; (b) he has not been denied any request for leave to which he believes he was legally entitled, and he was not otherwise deprived of any of his rights under the Family and Medical Leave Act or any similar state or local statute; and (c) he has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released in the foregoing general release and waiver.

14.	Release Acknowledgements. The Executive acknowledges, agrees and understands that:

(c)	under the release detailed above, he is waiving and releasing, among other claims, any rights and claims that may exist under the Age Discrimination in Employment Act (“ADEA”);

(d)	the waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this release, nor does it apply to his right to challenge the validity of this Agreement’s waiver and release of claims under the ADEA;

(e)	the Severance Payments and other benefits that are being provided to him are of significant value and in addition to what he otherwise would be entitled;

(f)	he is being advised in writing to consult with an attorney before signing this Agreement;

(g)	he is being given a period of twenty-one (21) days within which to review and consider this Agreement before signing it and returning an executed copy to the Company, though he may sign earlier, and any change(s) made to this Separation Agreement by the parties during that time will not restart the running of the 21-day consideration period;

(h)	he may revoke his acceptance of this Separation Agreement by providing written notice to the Company within seven (7) days following its execution; and

EXHIBIT A

(i)	because of his right to revoke your acceptance of this Separation Agreement, this Agreement shall not become effective and enforceable until the eighth (8th) day after the return of an executed copy of this Agreement by him to the Company (the “Effective Date”), and he will not be entitled to any of the benefits set forth in this Agreement until after the Effective Date.

15.	Confidentiality. This Agreement, its contents and all information pertaining to its negotiations shall remain confidential. The Executive will not disclose this Agreement or its contents to any person, other than his spouse or significant other, and his legal or tax advisor, as may otherwise be required by law, or as may be necessary to challenge an alleged breach of this Agreement in a court of competent jurisdiction.

16.	Breach. The Company’s continuing obligations under this Agreement are contingent upon the Executive’s compliance with all terms and conditions provided for herein. In the event that the Executive breaches any of his obligations under this Agreement, the Company may cease making any payments due under this Agreement, and recover all payments already made under this Agreement, in addition to all other available legal remedies.

17.	Legal Action. In the event the Company is required to take legal action against the Executive enforce its rights under this Separation Agreement, the Company shall be entitled to collect from him the attorney’s fees and costs that it incurs in seeking to enforce this Separation Agreement, in addition to any other relief to which it may be entitled.

18.	Choice of Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Virginia, without giving effect to conflict of laws principles.

19.	Consent to Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Separation Agreement may be brought exclusively in the courts of the Commonwealth of Virginia, or, if it has or can acquire jurisdiction, in a United States District Court located in the Commonwealth of Virginia, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each of the parties hereto further agrees that final judgment against it in any such action or proceeding shall be conclusive and may be enforced by any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence thereof.

20.	Notices. All notices, requests, claims, demands, and other communications under this Separation Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such address for a Party as shall be specified by like notice):

EXHIBIT A

If to the Company:

Measurement Specialties, Inc.

1000 Lucas Way

Hampton, VA 23666

Attention: [INSERT NAME, POSITION]

If to the Executive:

[INSERT ADDRESS]

21.	Assignment.

a.	Neither this Separation Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, or legal representatives without the Employer’s prior written consent; provided, however, that nothing in this section shall preclude the Executive from designating a beneficiary to receive, upon his death, any benefit payable hereunder, or the executors, administrators, or other legal representatives of the Executive’s estate from assigning any rights hereunder to the person or persons entitled thereto.

b.	Except as otherwise required by law, without the Company’s prior written consent, no right of the Executive to receive payments under this Separation Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to exclusion, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

c.	The Company may assign this Separation Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer and permitted successors and assigns.

22.	No Waiver. The failure of any Party to insist, in one or more instances, on performance by any Party in strict compliance with this Separation Agreement, shall not be deemed a waiver or release of any right, term, covenant, or condition, unless such waiver is contained in a writing signed by the Party to be charged with a waiver. No waiver shall waive any subsequent compliance unless expressly therein set forth.

23.	Severability. The provisions of this Separation Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or the enforceability of any other provision.

EXHIBIT A

24.	Entire Agreement This Separation Agreement is a full and accurate embodiment of the understanding between the Parties, and it supersedes any prior agreements or understandings made by the parties; except, that the Executive’s obligations and the Company’s rights under the Employment Agreement shall survive the Parties’ execution of this Separation Agreement and not be extinguished thereby, except as otherwise specified herein. The terms of this Separation Agreement may not be modified, except by mutual consent of the Parties or by a court of competent jurisdiction. Any and all modifications by the Parties must be reduced to writing and signed by the Parties to be effective.

25.	Execution and Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon (including executed counterparts transmitted by facsimile or e-mail), and all of such counterparts shall together constitute one and the same instrument.

26.	Executive Signature Acknowledgement. By signing this Agreement, the Executive acknowledges and affirms that he has read the foregoing offer and fully understands its terms. The Executive further acknowledges and affirms that he is signing this agreement freely and voluntarily, having been given a full and fair opportunity to consider it and consult with advisors of his choice.

IN WITNESS WHEREOF, the Parties have executed this Agreement individually.

Measurement Specialties, Inc.

By:
[NAME]		[Name]
[Position]

Date:	Date:

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